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                                                                   EXHIBIT 10.14

L-5777                                                                CF1-605499
CA0591512

                            SECOND AMENDMENT TO LEASE

      This Second Amendment to Lease (this "Second Amendment") is made and effective as of this 30th day of August, 1999 (the "Effective Date") by and between Catellus Finance 1, L.L.C., a Delaware limited liability company, successor-in-interest to Catellus Development Corporation ("Landlord"), and VitalCom Inc., a Delaware corporation ("Tenant"), as follows:

      A. Landlord and Tenant are parties to that certain Multi-Tenant Industrial Triple Net Lease dated July 25, 1995 (the "Lease"), pursuant to which Landlord leased to Tenant certain premises located at 15222 Del Amo Avenue, Tustin, California, as more particularly described in the Lease ("Original Premises"), as amended by that certain (i) Commencement Date Memorandum executed October 31, 1995 by Tenant, and (ii) Lease Amendment dated January 10, 1996 ("Lease Amendment"). The Lease, Commencement Date Memorandum, and Lease Amendment are hereinafter collectively referred to as the "Lease".

      B. Tenant desires to lease from Landlord and Landlord desires to lease to Tenant certain additional space located on the 2nd floor of the Building on the terms and conditions set forth herein.

      C. In connection therewith, Landlord and Tenant desire to amend the Lease as provided herein.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

      1. Incorporation. Paragraphs A and B above are hereby incorporated by reference as if set forth in full at this point. All provisions and defined terms of the Lease are also incorporated by reference.

      2. Expansion of Premises.

            2.1 Effective January 1, 2000 (the "Expansion Occupancy Date"), the Premises shall be expanded to include approximately 10,706 rentable square feet of additional space located on the 2nd floor of the Building (the "Expansion Space"), thereby increasing the total area of the Premises to approximately 46,231 rentable square feet. The Original Premises and Expansion Space are hereinafter referred to collectively as the "Premises".

            2.2 Tenant acknowledges that Tenant has inspected the Expansion Space and that Tenant accepts the Expansion Space in an "AS-IS" "WHERE-IS" condition, subject to Landlord's obligation to cause the electrical, plumbing and HVAC systems serving the Expansion Space to be in good working order as of September 1,1999.

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      3. Early Entry. Subject to the following provisions of this Section 3,
Tenant shall have the right to enter the Expansion Space at any time on or after September 1, 1999, for the purpose of constructing tenant improvements to the Expansion Space ("Tenant's Work"). Tenant's Work shall be constructed in accordance with the provisions of Section 10 of the Lease and with Landlord's requirements for improvements or alterations by Tenant. Tenant agrees (i) any such early entry by Tenant shall be at Tenant's sole risk, (ii) Tenant shall comply with and be bound by all provisions of this Lease during the period of any such early entry, except for the payment of monthly Base Rent, including, but not limited to, the payment of Tenant's Share of Operating Expenses, Real Property Taxes and insurance, (iii) prior to entry upon the Expansion Space by Tenant, Tenant agrees to pay for and provide to Landlord certificates evidencing the existence and amounts of liability insurance carried by Tenant, which coverage must comply with the provisions of the Lease relating to insurance,
(iv) Tenant and its agents and contractors agree to comply with all applicable laws, regulations, permits and other approvals required to perform its work, and
(v) Tenant agrees to indemnify, protect, defend and save Landlord and the Premises harmless from and against any and all liens, liabilities, losses, damages, costs, expenses, demands, actions, causes of action and claims (including, without limitation, attorneys' fees and legal costs) arising out of the early entry, use, construction, or occupancy of the Expansion Space by Tenant or its agents, employees or contractors.

      4. Revised Lease Term. The initial Term of the Lease (as defined in
Section 2.1 of the Lease) is hereby extended such that the initial Term shall expire on June 30, 2005 (the "Revised Lease Term"). For all purposes, the commencement date of the Revised Lease Term shall be deemed January 1, 2000, even though the prior lease term would not have expired until October 31, 2001.

      5. Tenant's Share. Tenant's Share with respect to the Expansion Space is 17.88%, thereby increasing, effective September 1, 1999, Tenant's Share for the entire Premises from 59.4% to 77.28% (based on a total Building rentable square footage of 59,825 RSF).

      6. Base Rent.

         6.1 Pursuant to the terms of the Lease, effective November 1,1999, the monthly Base Rent for the Original Premises shall be increased to Twenty-Three Thousand Nine Hundred Ninety Dollars ($23,990.00) per month.

         6.2 Effective January 1, 2000, the monthly Base Rent payable by Tenant to Landlord for use of the Premises during the Revised Lease Term shall be in accordance with the following schedule:

Months                                       Monthly Base Rent
------                                       -----------------
January 1, 2000 - October 31, 2000           $34,696.00 per month
November 1, 2000 - August 31, 2001           $34,696.00 per month
September 1, 2001 - October 31, 2001         $35,339.00 per month
November 1, 2001- August 31, 2003            $49,014.00 per month
September 1, 2003 - June 30, 2005            $51,799.00 per month


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     7. Rental Abatement Period. Tenant's obligation to pay Base Rent for the
Expansion Space only shall be conditionally and partially abated by one-half (1/2) ($5,353.00 per month) for the period of January 1, 2000 through October 31, 2000 ("Rental Abatement Period"). Such abatement shall apply to Base Rent for the Expansion Space only and shall not apply to any other sums payable under the Lease. The abatement of Base Rent described above is expressly conditioned on Tenant's performance of its obligations under the Lease throughout the Revised Lease Term. If Tenant defaults under the Lease and such default results in a termination of the Lease prior to the expiration of the Revised Lease Term, then Tenant shall pay to Landlord on the date of such termination, in addition to all other amounts and damages to which Landlord is entitled, the amount of Base Rent which would otherwise have been due and payable during the Rental Abatement Period.

     8. Base Rent Increases: Option to Extend.

          8.1 Sections 21 and 22 of the Lease are hereby deleted in their entirety.

     8.2 Option to Extend.

          8.2.1 Terms of Option: Provided (i) Tenant is not in default under the terms of this Lease at the time this renewal option is exercised or at the commencement of the Option Term (as hereinafter defined), (ii) Tenant is occupying at least ninety percent (90%) of the Premises, including the Expansion Space, and (iii) Landlord has not given more than two (2) notices of default during the final twelve (12) months of the Revised Lease Term for nonpayment of monetary obligations, Tenant shall have the option to renew this Lease for an additional period of sixty (60) months ("Option Term". The Option Term shall be on all the terms and conditions of this Lease, except that Landlord shall have no additional obligation for free rent, leasehold improvements or for any other tenant inducements for the Option Term and Tenant shall have no termination rights or expansion rights during the Option Term. Base Rent shall be increased (but not decreased) to one hundred percent (100%) of the fair market rental rate ("Market Rent") as set forth below and the Security Deposit will be increased to reflect any increase in Base Rent payable under the Lease. There shall be no additional extension terms beyond the Option Term set forth herein. Tenant must exercise its option to extend this Lease by giving Landlord written notice of its election to do so not less than one hundred eighty (180) days prior to the end of the Revised Lease Term. Any notice not given in a timely manner shall be void, and Tenant shall be deemed to have waived its extension rights. Except as provided in Section 16.2 of the Lease pertaining to an assignment to an Affiliate, the extension option set forth herein is personal to Tenant and shall not be included in any assignment of this Lease.

     8.3 Determination of Base Rent During Extension Term.

          8.3.1 Agreement on Base Rent. Landlord and Tenant shall have thirty
(30) days after Landlord receives the exercise notice in which to agree on the Base Rent for the Option Term. Notwithstanding anything set forth herein to the contrary, in no event shall the Base Rent for the Option Term be less than the Base Rent in effect immediately prior to the Option Term.

          8.3.2 Appraisal. If Landlord and Tenant are unable to agree upon the Base Rent for the Option Term within such thirty (30) day period, then within fifteen (15) days after the expiration of the thirty (30) day period, each party, by giving notice to the other party, shall


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appoint a real estate appraiser who is a current member of the American
Institute of Real Estate Appraisers, with at least five (5) years of experience appraising building space comparable to the Premises in the city and county where the Premises is located and such appraiser will determine the Market Rent. Market Rent shall mean the monthly amount per rentable square foot in the Premises that a willing, non-equity new tenant would pay and a willing landlord would accept at arm's length for space in a comparable building or buildings, with comparable tenant improvements, in a comparable location, giving appropriate consideration to monthly rental rates per rentable square foot, the presence or absence of rent escalation clauses such as operating expense and tax pass-throughs, length of lease term, size and location of premises being leased and other generally applicable terms and conditions of tenancy for a similar building or buildings. If the two (2) appraisers are unable to agree on the Market Rent for the Option Term within twenty (20) days, they shall select a third appraiser meeting the qualifications stated in this Section within five
(5) days after the end of such twenty (20) day period. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. Within twenty (20) days after the selection of the third appraiser, a majority of the appraisers shall set the Market Rent for the Option Term. If a majority of the appraisers is unable to set the Market Rent within the twenty (20) day period, the two (2) closest appraisals shall be added together and their total divided by two (2). The resulting quotient shall be the Market Rent for the Option Term. Each party shall be responsible for the costs, charges and fees of the appraiser appointed by that party plus one-half of the cost of the third appraiser.

          8.3.3 Amendment of Lease. Immediately after the Base Rent is determined for the Option Term, Landlord and Tenant shall execute an amendment to this Lease stating the new Base Rent in effect.

          8.3.4 Base Rent Increases During Option Term. Effective as of the first day of the twenty-fifth (25th) and forty-ninth (49th) months of the Option Term (the "Adjustment Date(s)", the monthly Base Rent shall be increased in accordance with the percentage increase, if any, in the Consumer Price Index, to an amount that is equal to the product of (i) the Index (as hereafter defined) for April, 2007, multiplied by (ii) the monthly Base Rent payable during the first twenty-four (24) months of the Option Term, divided by (iii) the Basic Index (as hereafter defined); provided however, in no event shall the Base Rent (as adjusted) in effect immediately prior to the applicable Adjustment Date be increased as a result of a CPI adjustment by less than three percent (3%) nor more than eight percent (8%) of such amount per Lease Year, compounded annually. The Index shall mean the Consumer Price Index, All Items, 1982-1984 = 100, All Urban Consumers, for the Los Angeles/Riverside/Anaheim Area, as published by the United States Department of Labor, Bureau of Labor Statistics, or its successor index, and the Basic Index shall mean the Index published for April, 2005. The adjusted Base Rent shall be rounded to the nearest $1.00. If the Index required for the calculation specified in this subsection is not available on any Adjustment Date, Tenant shall continue to pay the same amount of Base Rent payable during the period immediately preceding such Adjustment Date until the Index is available and the necessary calculation is made. As soon as such calculation is made, Tenant shall immediately pay to Landlord the amount of any underpayment of Base Rent for the month(s) that have elapsed. In the event the compilation or publication of the Index shall be transferred to any other department, bureau or agency or shall be discontinued, the index most nearly the same as the Index shall be used to make such calculation.


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     9. Option to Terminate Lease. Section 2.4 of the Lease is hereby deleted in its entirety and replaced with the following:

     "2.4 Option to Terminate Lease. In the event that Tenant requires additional space and no expansion space is available within the Building, PacifiCenter-Santa Ana, PacifiCenter-Tustin, or other mutually agreeable location, Tenant shall have the right to terminate this Lease at any time between July 1, 2004, and June 30, 2005 (and not, if Tenant elects to extend the Term, during the Option Term), by delivering to Landlord written notice of Tenant's unconditional and irrevocable exercise of such option to terminate this Lease not less than six (6) months prior to the effective date of such termination. On or before the effective date of such termination, Tenant shall pay to Landlord, in cash, (i) three (3) months rent and (ii) One Thousand Four Hundred Fifty-Five Dollars ($1455) multiplied by the number of months or portions thereof by which Tenant's exercise of the option to terminate reduces the Term of the Lease from June 30, 2005 (which amount represents a pro rated reimbursement of the rental abatement provided by Landlord pursuant to Section 7 above), (collectively, the "Termination Reimbursement"). If Tenant fails to give six (6) months' notice of the exercise of the option to terminate this Lease, or having given such notice, Tenant fails to deliver the Termination Reimbursement on or before the effective date of the termination, such notice shall be ineffective and the Lease shall not be terminated. In the event that this Lease is terminated pursuant to this Section 2.4, Tenant shall not be released from any liability or obligation under this Lease, whether of indemnity or otherwise, resulting from any act, omission, or event occurring prior to the effective date of such termination."

     10. Right of First Offer. Notwithstanding anything to the contrary set forth in Section 23.1 of the Lease, the right of first offer granted to Tenant in Section 23.1 shall be with respect to any rentable space in the Building that becomes available during the Revised Lease Term. Notwithstanding the foregoing, Tenant shall have no right of first offer during the Option Term.

     11. Parking. The reference to "Parking Spaces" on Page ii of the Basic Lease Information is hereby deleted in its entirety and replaced with the following:

     "Parking Spaces: One hundred eighty-four (184) parking spaces, of which fifteen (15) shall be designated as reserved for Tenant's use in the locations shown on Exhibit B attached hereto."

     12. Brokerage Commission. Landlord shall pay a brokerage commission in connection with the execution of this Amendment to CB Richard Ellis ("CB"), and CB shall be responsible for any commission due Cushman & Wakefield of California, Inc. or The Seeley Company, in accordance with a separate agreement between Landlord and CB, Cushman & Wakefield of California, Inc. and The Seeley Company. Tenant hereby agrees to indemnify, protect, and defend Landlord from and against any claims, liabilities, damages, or expenses, including reasonable attorneys' fees, arising out of any claim or demand by any person for a brokerage commission, finder's fee, or other compensation as a result of any statement, act, omission, or agreement of Tenant.

     13. Exhibit A of the Lease. Effective as of September 1, 1999, Exhibit A of the Lease is hereby deleted in its entirety and replaced with Exhibit A attached hereto and incorporated herein by this reference.


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     14. Additional Security Deposit. Concurrently with the execution of this
Amendment, Tenant shall deposit with Landlord the sum of Ten Thousand Dollars ($10,000.00), thereby increasing the amount of the Security Deposit referred to in the Basic Lease Information of the Lease to the sum of Thirty-One Thousand Three Hundred Fifteen Dollars ($31,315.00).

     15. Conflict. In the event of a conflict or discrepancy between the Lease and this Second Amendment, the provisions of this Second Amendment shall control.

     16. Successors; Integration and Restatement

          16.1 This Second Amendment shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

          16.2 This Second Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof. The Lease and this Second Amendment shall not be further amended or modified except by a written instrument signed by both parties. This Second Amendment is the joint work product of both parties and shall not be construed more favorably for, or more strictly against, either party on the grounds that such party participated more or less fully in the preparation of this Second Amendment.

          16.3 Except as expressly amended hereby, the Lease remains unmodified and in full force and effect and is incorporated in this Second Amendment as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease as of the Effective Date.

CATELLUS FINANCE 1, L.L.C.,              VITALCOM, INC.,
a Delaware limited liability company     a Delaware corporation

By:     /s/ [SIGNATURE ILLEGIBLE]        By:     /s/ SHELLEY B. THUNEN
        ------------------------------           -------------------------------
Title:  Director, asst. management       Title:  Chief Financial Officer
        ------------------------------           -------------------------------

                                         By:     /s/ FRANK T. SAMPLE
                                                 -------------------------------
                                         Title:      CEO
                                                 -------------------------------


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                                                                     EXHIBIT A-1

                                  [FLOOR PLAN]
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                                                                     EXHIBIT A-2

                                  [FLOOR PLAN]
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                                                                       EXHIBIT B

                               [PROPERTY LAYOUT]